Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124999) pertaining to the Emageon Inc. 2005 Equity Incentive Plan, Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan, Emageon Inc. 2000 Equity Compensation Plan, Imageon Solutions, Inc. 2000 Equity Incentive Plan and Ultravisual Medical Systems Corporation 2000 Stock Option Plan, of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Emageon Inc., and the effectiveness of internal control over financial reporting of Emageon Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst&Young LLP
Atlanta, Georgia
March 17, 2008